Exhibit 4.6

NOTICE IS HEREBY GIVEN THAT THIS PLAN IS SUBJECT TO ARBITRATION PURSUANT TO CHAPTER 48 OF TITLE 15 (SECTION 15-48-10 ET SEQ.) OF THE SOUTH CAROLINA CODE OF LAWS, 1976, AS AMENDED

SOUTH STATE CORPORATION

Non-Employee Directors Deferred Income Plan

Effective As Of

October 1, 2020

(A Plan of Nonqualified Deferred Compensation)

SOUTH STATE CORPORATION

NON-EMPLOYEE DIRECTORS DEFERRED

INCOME PLAN

SECTION I - INTRODUCTION

(a)Purpose.  The purpose of the South State Corporation Non-Employee Directors Deferred Income Plan (as it may be amended from time to time, the “Plan”) is to further the long-term growth of South State Corporation (together with its corporate successors and assigns, the “Company”) by allowing the Non-Employee Directors of the Company  the opportunity to defer certain compensation, keeping their financial interests aligned with the Company, and providing them with a long-term incentive to continue providing services to the Company. A previous plan of deferred compensation for South State Bank Non-Employee Directors (the “Previous Plan”) was terminated and has not been available for new deferrals since 2008.  There shall be no duplication of benefits with respect to the Plan and the Previous Plan.

(b)Interpretation.  Throughout the Plan, certain words and phrases have meanings, which are specifically defined for purposes of the Plan. These words and phrases can be identified in that the first letter of the word or words in the phrase is capitalized. The definitions of these words and phrases are set forth in Section II and elsewhere in the Plan.  Wherever appropriate, pronouns of any gender shall be deemed synonymous, as shall singular and plural pronouns. Headings of Sections and paragraphs are for convenience or reference only, and are not to be considered in the construction or interpretation of the Plan. The Plan shall be interpreted and administered to give effect to its purpose in Section I(a) and to qualify as a nonqualified, unfunded plan of deferred compensation.  The Plan is intended to comply in form and operation with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and shall be construed and administered accordingly at all times.  Any written agreement, direction, instruction, other similar writing or other material that is to be prescribed, delivered or filed pursuant to the Plan may be in electronic form.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(c)Effective Date.  The Plan shall be effective as of October 1, 2020 (the “Effective Date”).

SECTION II - DEFINITIONS

(a)“Account” shall mean a bookkeeping account established and maintained by the Company with respect to each Participant’s interest in the Plan.   Each Participant’s interest may be divided into one or more separate accounts or sub-accounts, and may be bifurcated into one or more sub-accounts, all of which reflect not only amounts deferred into the Plan, but also gains and losses, and income and expenses allocated thereto, as well as distributions or any other withdrawals. The value of these accounts or sub-accounts shall be determined as of an applicable Valuation Date. The existence of an account, sub-account or bookkeeping entries for a Participant (or the Participant’s Designated Beneficiary) does not create, suggest or imply that a Participant, Beneficiary, or other person claiming through them under the Plan, has a beneficial interest in any asset of the Company Controlled Group.

(b)“Affiliate” shall mean any entity that is included in the Company Controlled Group.

(c)“Annual Forms” shall mean the Deferral Election Form and Distribution Election Form.

(d)“Board” shall mean the Company’s Board of Directors.

(e)“Change in Control” shall mean a change in the ownership or effective control of any applicable Corporation, or in the ownership of a substantial portion of the assets of any applicable Corporation, as provided in and interpreted and applied in accordance with the Treasury Regulations issued pursuant to Section 409A of the Code.

(f)“Code” shall have the meaning set forth in Section I.

(g)“Compensation Committee” shall mean the compensation committee of the Board.

(h)“Company Stock Fund” shall mean a Deemed Crediting Option consisting of Common Stock, par value $2.50 per share (“Company Stock”), of the Company and administered in accordance with such rules regarding reinvestment of dividends and treatment of fractional shares as set forth in the Plan or as the Compensation Committee shall otherwise approve.

(i)“Company” shall have the meaning set forth in Section I.

(j)“Company Controlled Group” shall mean a controlled group of corporations within the meaning of section 414(b) or section 414(c) of the Code or an affiliated service group within the meaning of section 414(m) of the Code with respect to the Company and any other entity required to be aggregated with the Company under section 414(o) of the Code.

(k)“Corporation” shall mean the Company and any Participating Subsidiaries.

(l)“Deemed Crediting Option” shall mean the options made available to Plan Participants by the Company for the purposes of determining the proper crediting of gains and losses, and income and expenses to each Participant’s Account, subject to procedures and requirements established by the Plan Administration Committee. A Participant may reallocate the Participant’s Account among such Deemed Crediting Options periodically at such frequency and upon such terms as the Plan Administration Committee may determine from time to time. The Company reserves the right in its sole and exclusive discretion to substitute, eliminate and otherwise change the options made available to Plan Participants, as well as the right to establish rules and procedures for the selection and offering of the Deemed Crediting Option.  Notwithstanding the foregoing or anything to the contrary in this Plan, (a) any amounts that are, or portion of an Account that is, deemed to be invested in a Company Stock Fund must remain deemed to be invested in the Company Stock Fund, and (b) the Compensation Committee shall have the sole and exclusive discretion to substitute, eliminate and otherwise make changes with respect to the Company Stock Fund.

(m)“Deemed Crediting Option Election Form” shall mean a written agreement or instruction of a Participant in which the Deemed Crediting Option(s) are elected. A Deemed Crediting Option Election Form shall be in such form or forms as may be prescribed by the Plan Administration Committee, and shall be filed with the Company according to procedures and at such times as established by the Plan Administration Committee. A Deemed Crediting Option Election Form with respect to deferred Meeting Fees and Retainer credited to a Participant's Account on or after the deemed effective date of such form is referred to as a “Deferral Crediting Option Election Form.” A Deemed Crediting Option Election Form with respect to a reallocation of existing amounts credited to a Participant's Account is referred to as a “Crediting Option Transfer Form.”

(n)“Deemed Earnings” shall mean the gains and losses (realized and unrealized), and income and expenses credited or debited to Participant deferral Account based upon the Deemed Crediting Options in a Participant’s Account as of any Valuation Date.

(o)“Deferral Election Form” shall mean the written agreement of a Participant, in such form or forms as may be prescribed by the Plan Administration Committee, filed with the Company, according to procedures and at such times as established by the Plan Administration Committee, with respect to a Participant’s election to defer compensation in accordance with the Plan. Among other information the Plan Administration Committee may require of the Participant for proper administration of the Plan, such agreement shall establish the Participant’s election to defer Retainers and Meeting Fees for a Plan Year under the Plan and the amount of the deferral thereof into the Plan for the Plan Year and, if the Compensation Committee permits the deferral of RSUs pursuant to the Plan, a Deferral Election Form shall establish the Participant’s election to defer RSUs into the Plan in accordance with the Plan.

(p)“Designated Beneficiary” or “Beneficiary” shall mean the person, persons or trust specifically named to be a direct or contingent recipient of all or a portion of a Participant’s benefits under the Plan in the event of the Participant’s death prior to the distribution of the Participant’s full balance in the Participant’s Account. Such designation of a recipient or recipients may be made and amended, at the Participant’s discretion, on the Designated Beneficiary Form and according to the procedures established by the Plan Administration Committee. No beneficiary designation or change of beneficiary shall become effective until received and acknowledged by the Company. In the event a Participant does not have a beneficiary properly designated, the Participant’s Beneficiary under the Plan shall be the Participant’s estate.

(q)“Designated Beneficiary Form” shall mean the written agreement of a Participant in which the Participant elects the Designated Beneficiary. In the event that the Participant designates someone other than their spouse as Beneficiary for at least fifty percent (50%) of the Participant’s benefits under the Plan, the signature of such spouse may be required on this form. The Designated Beneficiary Form shall be in such form or forms as may be prescribed by the Plan Administration Committee, filed with the Company, according to procedures and at such times as established by the Plan Administration Committee.

(r)“Distribution Election Form” shall mean the written agreement of a Participant in which the Participant elects the manner in which distributions will be made from the Account. The Distribution Election Form shall be in such form or forms as may be prescribed by the Plan Administration Committee, filed with the Company, according to procedures and at such times as established by the Plan Administration Committee.

(s)“In-Service Distribution” shall mean a distribution to a Participant prior to Separation from Service.

(t)“Meeting Fees” shall mean meeting fees payable to a Non-Employee Director in cash for services as a director with respect to meetings of the Board, a Subsidiary Board, a Board committee or a Subsidiary Board committee.

(u)“Non-Employee Directors” shall mean members of the Board of the Company who are not employees of the Company or an Affiliate.

(v)“Participant” shall mean a person who (1) is a Non-Employee Director; (2) is subject to United States income tax laws; and (3) elects to participate in the Plan.

(w)“Participating Subsidiary” shall have the meaning as provided in the definition of Subsidiary Board.

(x)“Plan” shall have the meaning set forth in Section I, as it may be amended, or amended and restated, from time to time.

(y)“Plan Administration Committee” shall mean the one or more employees, appointed by the Compensation Committee from time to time, of the Company Controlled Group who are charged with the overall administration and operation of the Plan. The Compensation Committee may make changes with respect to the person(s) serving as the Plan Administration Committee from time to time, in the sole discretion of the Compensation Committee. Unless the Compensation Committee appoints one or more other persons as the Plan Administration Committee, the Executive Vice President, Human Resources and the Director of Human Resources Administration shall be the members of the Plan Administration Committee.

(z) “Plan Year” shall mean the twelve (12) consecutive month period constituting a calendar year, beginning on January 1 and ending on December 31. However, in any partial year of the Plan that does not begin on January 1, “Plan Year” shall also mean the remaining partial year ending on December 31. If the Plan is terminated, such Plan Year shall begin on January 1 and end on the date of termination.

(aa)“Performance-Based Compensation” shall mean compensation that is (i) variable and contingent on the satisfaction of pre-established organizational or individual performance criteria; (ii) not readily ascertainable at the time; and (iii) based on services performed over a period of at least twelve months, and qualifies as performance-based compensation within the meaning of Treasury Regulation Section 1.409A-1(e).

(bb) “Retainers” shall mean any retainer payable in cash for service as a Non-Employee Director, including for service as a director on a Subsidiary Board, including any such retainer for service as chairman of the Board or a Subsidiary Board or as a chair or member of a Board or Subsidiary Board committee.

(cc)“RSU Account” shall mean the Account (including any sub-account(s) thereof) of a Participant with respect to which the Participant's deferral of the receipt of RSU Shares pursuant to RSUs have been credited pursuant to Sections 4.6(b) or 4.6(c), and Deemed Earnings with respect thereto.

(dd)“RSUs” shall mean awards of restricted stock units and deferred share rights, granted under a Stock Incentive Plan to a Non-Employee Director, which are denominated in shares of Company

Stock and that will be settled, subject to the terms and conditions of the applicable RSU award agreement and Stock Incentive Plan, in an amount in cash, shares of Common Stock or a combination of both, based upon the fair market value of a specified number of shares of Common Stock (such amount, expressed by reference to the applicable number of specified shares of Company Stock, “RSU Shares”).

(ee)“Separation from Service” shall mean a “separation from service” within the meaning of Code Section 409A with respect to a Participant.

(ff)“Stock Incentive Plan” shall mean the Company’s 2019 Omnibus Incentive Plan, as amended from time to time, or any other equity incentive plan of the Company pursuant to which RSUs may be awarded to Participants.

(gg)“Stock Unit” shall mean the bookkeeping measure used by the Company to measure a deemed investment in a share of Company Stock in a Participant’s Account (including with respect to RSUs and the Company Stock Fund).

(hh)“Subsidiary Board” shall mean the board of directors or comparable governing body of a direct or indirect subsidiary of the Company that is an Affiliate on which a Non-Employee Director serves as a director. Any such Affiliate whose payments to a Non-Employee Director for services as a director are deferred under this Plan is referred to as a “Participating Subsidiary.”

(ii)“Unforeseeable Emergency” shall mean an “unforeseeable emergency” under Code Section 409A.  Whether or not a Participant has an Unforeseeable Emergency shall be determined by the Committee in accordance with Code Section 409A.

(jj)“Valuation Date” shall mean such date or dates, but not less than once per year as of the last day of the Plan Year, as established and amended from time to time by guidelines and procedures of the Plan Administration Committee in its sole and exclusive discretion.

(kk)“Vesting Date” shall mean the date or dates on which RSUs vest, which may be conditioned upon the continued service of the applicable Participant, the attainment of performance criteria or the attainment of performance criteria and the continued service of the applicable Participant.

SECTION III - PLAN PARTICIPANTS

Each Non-Employee Director shall become a Participant under the Plan by filing a Deferral Election Form as described in Section IV below with the Plan Administration Committee. Such Deferral Election Form(s) will designate the amount of deferral of income with respect to the Retainers and Meeting Fees payable to the Non-Employee Director for his or her services as a member of the Board and/or, if permitted by the Compensation Committee, RSUs granted by the Company to the Non-Employee Director for his or her services as a member of the Board or a Subsidiary Board.

SECTION IV - DEFERRAL ELECTIONS

(a)Deferral Elections.  Each Participant may elect to defer receipt of some or all of the Participant’s Retainer and Meeting Fee and have the cash value of such Retainer and Meeting Fee credited to the Account established for the Participant under the Plan. In its discretion, the

Compensation Committee may also permit one or more Participants to make a deferral election with respect to some or all of a Participant’s RSUs, if applicable.

(b)Deferral Election Forms.  Each election with respect to a Retainer, Meeting Fees or RSUs for a Plan Year shall be set forth on the applicable Deferral Election Form(s) provided by the Plan Administration Committee.

(c)Deferral Election Forms – Timing; Irrevocable Elections.  The Deferral Election Form effective for a Plan Year shall be delivered to the Plan Administration Committee prior to the first day of such Plan Year. The applicable elections shall remain in effect for subsequent Plan Years until revised. Such forms are delivered to the Plan Administration Committee before the first day of the Plan Year in which the revision is to become effective. Except as provided in paragraph IV(d) below, an initial Deferral Election Form or a revised Deferral Election Form shall apply only to a Retainer or Meeting Fee otherwise earned by a Participant after the end of the Plan Year in which such initial or revised Deferral Election Form is delivered to the Plan Administration Committee. Any Deferral Election Form delivered by a Participant shall be irrevocable with respect to any Retainer or Meeting Fee covered by the elections set forth therein. If a Deferral Election Form is not in effect for a Non-Employee Director for a Plan Year, the Participant shall be deemed to have elected not to defer the Participant’s Retainer or Meeting Fees for such Plan Year.

(d)Certain Exceptions.  An election in a Deferral Election Form, once made by a Participant shall be irrevocable; provided that (a) a Participant’s deferrals shall be cancelled upon the Compensation Committee granting such Participant’s request for a distribution based upon an Unforeseeable Emergency, or as required by Treasury Regulation Section 1.401(k)-1(d)(3), and (b) the Compensation Committee may permit a Participant to revoke a Deferral Election Form with respect to Performance-Based Compensation no later than six (6) months before the end of the applicable performance period, in each case to the extent such action satisfies the requirements of Section 409A and applicable law.

(e)Notwithstanding the preceding provisions of this Section:

(i)Effective Period of Election with respect to Retainers and Meeting Fees.  An election made by a Participant in the Plan Year in which the Participant first becomes eligible to participate in the Plan, may be made pursuant to a Deferral Election Form delivered to the Plan Administration Committee within 30 days after the date on which the Participant initially becomes eligible to participate in the Plan (which eligibility shall initially occur on the date of the Effective Date of the Plan, with respect to each Non-Employee Director who is serving on the Board as of Effective Date of the Plan), and such Deferral Election Form shall be effective with respect to Retainers and Meeting Fees earned after the date such Deferral Election Form is delivered to the Plan Administration Committee. If the Deferral Election Form for such Participant is not delivered within the 30 day window, such election will be effective after the end of the Plan Year in which such Deferral Election Form was delivered to the Plan Administration Committee.

(ii)Deferral Election with respect to RSUs.  If and to the extent permitted by the Committee, a Deferral Election Form with respect to RSUs may be filed by a Participant with the Plan Administration Committee, subject to and in accordance with procedures and forms and at such times as established by the Plan Administration Committee and in accordance with Section 409A of the Code. Unless otherwise determined by the Compensation Committee, any election made by a Participant to defer the receipt of RSU Shares resulting from an award of RSUs shall apply to 50% or 100% of the RSU Shares resulting from such award (net of any RSU Shares withheld in respect of applicable tax withholding obligations related to vesting).  On the Vesting Date with respect to any such properly deferred RSUs, the Participant’s Account will be credited with a number of Stock Units equal to the number of RSU Shares subject to the RSUs with respect to which the deferral election was made that were payable absent the deferral election (net of any RSU Shares withheld in respect of applicable tax withholding obligations related to vesting). Unless otherwise provided by the Compensation Committee, only the receipt of RSU Shares resulting from awards of RSUs that are not subject to Section 409A of the Code (i.e., RSUs that are not considered “nonqualified deferred compensation” subject to Section 409A of the Code) may be eligible for deferral pursuant to the Plan; and provided that any deferral pursuant to the Plan of shares of Common Stock resulting from awards of RSUs that are subject to Section 409A of the Code (i.e., RSUs that are considered “nonqualified deferred compensation” subject to Section 409A of the Code) may only be made in compliance with the requirements of Section 409A of the Code.  The form of payment pursuant to a distribution with respect to an RSU Account shall be shares of Company Stock (except that any deemed investment in fractional shares of Company Stock shall be distributed in cash), and amounts credited to a RSU Account may not be reallocated to a different Deemed Crediting Option.

(f)At the time a Participant elects to make the deferrals under paragraph IV(e) above,  the Participant shall also elect, on an applicable Distribution Election Form, and according to such procedures as the Plan Administration Committee may prescribe from time to time, the time and manner of payment with respect to such deferrals, which payment elections under this paragraph IV(f) shall be made in accordance with the provisions of Article VII. A Participant’s rights to change his payment election, if any, shall be determined in accordance with Article VII.

SECTION V - PARTICIPANT ACCOUNTS

(a)Establishment of a Participant's Account.

(i)Bookkeeping Account. The Plan Administration Committee shall cause a deemed bookkeeping Account and appropriate bifurcated or sub-accounts, based upon the elective distribution option(s) to be established and maintained in the name of each Participant, according to his Annual Forms for the Plan Year. This Account shall reflect the amount of Participant deferrals and Deemed Earnings credited on behalf of each Participant under the Plan.

(ii)Bookkeeping Activity. Participant Deferrals shall be credited to a Participant's Account on the date the Plan Administration Committee designates and in accordance with the Plan. Deemed Earnings shall be credited or debited to each Participant's Account, as well as any distributions, and other withdrawals under the Plan, as of any applicable Valuation Date.

(b)Deemed Crediting Options.

(i)The Compensation Committee, and only the Compensation Committee, reserves the right, in its sole and exclusive discretion, to determine whether any Participant may elect to defer pursuant to the Plan the receipt of RSU Shares resulting from awards of RSUs.  The Compensation Committee reserves the right, in its sole and exclusive discretion, by resolution or by amendment to the Plan, to substitute, eliminate and otherwise make changes with respect to any Company Stock Fund or other Stock Units (including with respect to the crediting of Stock Units to a Participant's Account in connection with a reallocation of all or part of a Participant's Account to the Company Stock Fund or a dividend on shares of Company Stock), in each case subject to and in compliance with applicable listing rules of The NASDAQ Stock Market (or applicable requirements of such other stock exchange on which Company Stock may then be listed).  Subject to the foregoing, the Plan Administration Committee (i) shall designate Deemed Crediting Options, among which a Participant may allocate amounts credited to his or her Account, which are subject to Participant direction under the Plan, and (ii) reserves the right, in its sole and exclusive discretion, to substitute, eliminate and otherwise change the designated Deemed Crediting Options, as well as the right to establish (and to make changes with respect to) rules and procedures for the selection and offering of these Deemed Crediting Options.

(ii)A Retainer or a Meeting Fee properly deferred by a Participant in accordance with the Plan shall be credited to the Participant’s Account when such amounts otherwise would have been paid to the Participant; provided that with respect to Deferred Meeting Fees and Retainer designated by one or more Participants in their applicable Deemed Crediting Option Election Form to be deemed to be initially invested in the Company Stock Fund, Stock Units will be credited to each such Participant’s Account on dates determined by the Trustee’s associated purchases of shares of Company Stock and based on the weighted average price paid for all shares of Company Stock purchased by the Trustee (and deposited in the Rabbi Trust) with the aggregated deferred Meeting Fees and Retainer that would have been paid on the same date had they not been deferred under this Plan.

If a Participant's Account (including any RSU Account and any deemed investment in the Company Stock Fund) has been credited with Stock Units as of a dividend record date with respect to a cash dividend on shares of Company Stock, such Participant's Account will be credited with additional Stock Units based on the weighted average price paid for all shares of Company Stock purchased by the Trustee with such dividends and deposited in the Rabbi Trust. If a Participant's Account (including any RSU Account and any deemed investment in a Company Stock Fund) has been credited with Stock Units as of a dividend record date with respect to a dividend of Company Stock to be paid on the Company's Stock, an amount determined at a per share rate equivalent to such dividend shall be credited to the Participant's Account as of the payment date for such dividend, and such amount shall be deemed to be reinvested in the Company Stock Fund.  In the event of (i) a merger, consolidation, statutory share exchange, stock rights offering, liquidation, or similar event affecting the Company or the Company Stock, or a (ii) dividend paid in a form other than cash or Company Stock, stock split, reverse stock split, reorganization, share combination or recapitalization or similar event affecting the capital structure of the Company, the Compensation Committee shall make such substitutions or adjustments to the number Stock Units, if any, credited to a Participant's Account and the shares of Company Stock, other securities or other consideration that a Participant shall receive upon a distribution from the Plan in respect of the Stock Units credited to the Participant's Account, as the Compensation Committee deems appropriate and equitable to comport with the terms of the Plan and/or to otherwise reflect the number and kind of shares of Company Stock, other securities or other consideration that holders of Company Stock would receive by reason of such event.

(c)Allocation of Account Among Deemed Crediting Options.

(i)Deemed Crediting Options for Deferrals.  Each Participant shall elect (subject to the terms and conditions, including any limitations and requirements, of the Plan) the manner in which ongoing or future Meeting Fee and Retainer deferrals credited to the Participant's Account shall be divided among the Deemed Crediting Options by giving allocation instructions in a Deferral Crediting Option Election Form supplied by and filed with the Plan Administration Committee, or by such other procedure, including electronic communications, as the Plan Administration Committee may prescribe.  A Participant's election shall specify the percentage of such deferrals (in 1% increments, unless otherwise permitted by the Compensation Committee) to be deemed to be invested in any Deemed Crediting Option. Such election shall remain in effect until a revised Deferral Crediting Option Election Form is filed with the Plan Administration Committee and deemed effective, at which time the prior Deferral Crediting Option Election Form shall cease to apply (and the revised Deferral Crediting Option Election Form shall be effective with respect to Participant deferrals of Meeting Fees and Retainer credited to a Participant's Account on or after such deemed effective date).  Participant deferrals of Meeting Fees and Retainer credited to a Participant's Account shall be deemed to be invested in accordance with the most recent Deferral Crediting Option Election Form in effect or as otherwise determined in accordance with the terms and conditions, including any limitations and requirements, of the Plan.

(ii)Reallocation of Account Balances to Other Deemed Crediting Options.  A Participant may reallocate all or a portion of the Participant's then existing Account (subject to the terms and conditions, including any limitations and requirements, of the Plan) between or among the designated Deemed Crediting Options pursuant to (and according to percentages or other instructions specified in) a Crediting Option Transfer Form supplied by and filed with the Plan Administration Committee, or by such other procedure as the Plan Administration Committee may prescribe.  With respect to any Participant's reallocation of all or a portion of the Participant's then existing Account to a Company Stock Fund, if applicable, the Participant's Account will be credited with a number of Stock Units based on the price(s) paid for all shares of Company Stock purchased by the Trustee and deposited in the Rabbi Trust in response to the Participant's Crediting Option Transfer Form. Notwithstanding anything to the contrary in the Plan, any amounts that are deemed to be invested in Company Stock (including any RSU Account and any deemed investment in a Company Stock Fund) must remain invested therein and may not be reallocated thereafter by a Participant to a different Deemed Crediting Option.

(iii)Ineffective Deemed Crediting Option Election Form. If the Plan Administration Committee receives a Deemed Crediting Option Election Form which is unclear, incomplete or improper (as determined by the Plan Administration Committee, in its sole discretion), then such form will be deemed not to be effective (and, with respect to a Deferral Crediting Option Election Form, the Deferral Crediting Option Election Form then in effect shall remain in effect until the subsequent instruction is clarified, completed or otherwise made acceptable to the Plan Administration Committee). If a Participant fails to elect a Deemed Crediting Option or Options in an initial Deferral Crediting Option Election Form (or if a previously elected

Deemed Crediting Option ceases to be a Deemed Crediting Option), the Participant's Account (to the extent not credited based on a then-effective Deemed Crediting Option Election Form) shall be automatically allocated into the lowest risk Deemed Crediting Option (other than the Company Stock Fund), as determined by the Plan Administration Committee, in its sole discretion.  Thereafter, there shall be no obligation whatsoever on the part of the Company, any Participation Employer, the Compensation Committee, Plan Administration Committee or any person or entity to automatically or otherwise reallocate to any other Deemed Crediting Option or Options.

(d)Valuation and Risk of Decrease in Value.  The Participant's Account will be valued on the Valuation Date at fair market value. On such date, Deemed Earnings will be allocated to each Participant's Account. Each Participant and Designated Beneficiary assumes the risk in connection with any decrease in the fair market value of his Account.

(e)Limited Function of Compensation Committee and Plan Administration Committee.  By deferring compensation pursuant to the Plan, each Participant hereby agrees that the Company, the Compensation Committee and Plan Administration Committee are in no way responsible for or guarantor of the investment results of the Participant's Account. The Compensation Committee and the Plan Administration Committee shall have no duty to review, or to advise the Participant on the investment of the Participant's Account; and in fact, shall not review or advise the Participant thereon. Furthermore, except when a Participant fails to designate a Deemed Crediting Option, the Plan Administration Committee shall have no power to direct the investment of the Participant's Account other than promptly to carry out the Participant's deemed investment instructions when properly completed and transmitted to the Plan Administration Committee and accepted according to its rules and procedures. Neither the Compensation Committee nor the Plan Administration Committee shall be a designated, named or other fiduciary in relation to the Plan.  Nothing contained in the Plan is intended to create, or may be construed as creating, any responsibility or liability of the members of any such committee.

SECTION VI - DISTRIBUTION OF ACCOUNTS

(a)Distributions Generally.   A Participant’s Account shall be distributed only in accordance with the provisions of this Section VI. All distributions from Accounts under the Plan shall be made in cash in United States currency, except that amounts deemed to be invested in Stock Units (including any amounts credited to a Participant’s RSU Account and any deemed investment in a Company Stock Fund) shall be distributed or otherwise withdrawn in accordance with the terms of the Plan in shares of Company Stock (except that any deemed investment in fractional shares of Company Stock shall be distributed in cash).

(b)Automatic Distributions.  An automatic distribution shall occur upon the earlier of the following:

(i)Subject to paragraph VI(c) below, the entire balance of a Participant’s Account shall be distributed to the Participant in a lump sum thirty (30) days following the Participant’s Separation from Service. Such Account will be valued as of a Valuation Date on or around the distribution date, as determined by the Plan Administration Committee.

(ii)Subject to paragraph VI(d) below, upon the occurrence of a Change in Control event, a Participant’s entire Account shall be paid to the Participant in a lump sum thirty (30) days thereafter. Such Account will be valued as of a Valuation Date on or around the distribution date, as determined by the Plan Administration Committee.

(c)Elective Distributions.  A Participant shall become entitled to receive a distribution from his Account at such time or times and by such method of payment as elected and specified in the Participant's applicable Distribution Election Form, and/or as may be mandated by the provisions of this Section VI, based upon the following distribution options.

In the Participant’s Distribution Election Form:

(i)In-Service Distributions: A Participant may elect to receive an In-Service Distribution, payable on a specified date in a lump sum from the Participant’s Account, of amounts deferred during a Plan Year as soon as three (3) years after the Plan Year for which the amounts were deferred. An In-Service Distribution shall also include earnings or losses attributable to such deferrals based upon the Deemed Crediting Options elected by the Participant for such Plan Year.

(ii)Installment Distributions: A Participant may elect to receive a distribution (a “Retirement Installment Distribution”) in payments of up to ten (10) annual installments (10 years) with the first installment to begin ten (10) days after the first business day on or after January 1 in the calendar year following the Participant’s Separation from Service and to be paid thereafter ten (10) days after the first business day on or after January 1 of each calendar year until the Account has been fully distributed.

In any distribution in which a Participant has elected or will receive distribution(s) in periodic installments, the amount of each periodic installment shall be determined by applying a formula to the Account in which the numerator is the number one and the denominator is the number of remaining installments to be paid. For example, if a Participant elects ten (10) annual installments for a distribution following a Separation from Service, the first payment will be 1/10 of the Account, the second will be 1/9, the third will be 1/8, the fourth will be 1/7 and so on until the Account is entirely distributed. For purposes of the election described in this paragraph VI(c), installment payments shall be treated as a series of separate payments, as described in Treasury regulations issued pursuant to Section 409A of the Code. The amount of each installment payment shall be calculated as of a Valuation Date on or around the distribution date, as determined by the Plan Administration Committee.

In any situation in which the Plan Administration Committee is unable to determine the method of payment because of incomplete, unclear, invalid or uncertain instructions in a Participant’s Distribution Election Form (or in which a valid Distribution Election Form does not apply), the Participant will be deemed to have elected to receive a lump sum distribution pursuant to paragraph VI(b)(i) above.  For the avoidance of doubt, subject to paragraph VI(d) below, paragraph VI(b)(ii) above shall apply if a Participant has made an In-Service Distribution or a Retirement Installment Distribution election without making a valid CIC Opt-Out Election that is applicable to such In-Service Distribution or a Retirement Installment Distribution election.

(d)Change in Control Opt-Out Elections. If (and only if) a Participant validly elects (in compliance with Code Section 409A and the terms of this Plan) on an applicable Distribution Election Form to not receive a distribution upon the occurrence of a Change in Control event (a “CIC Opt-Out Election”), then the portion of such Participant’s Account subject to such Distribution Election Form shall not be distributed upon the occurrence of a Change in Control event pursuant to paragraph VI(b)(ii) above.  For the avoidance of doubt, if a Participant makes a valid CIC Opt-Out Election in some, but not all, of the Participant’s applicable Distribution Election Forms, then the portion of such Participant’s Account to which one or more CIC Opt-Out Elections applies would not be distributed upon the occurrence of a Change in Control event pursuant to paragraph VI (b)(ii) above, and the portion of such Participant’s Account to which a CIC Opt-Out Election does not apply would be distributed upon the occurrence of a Change in Control event pursuant to paragraph VI(b)(ii) above.   The Company may, but is not required to, include a CIC Opt-Out Election as an alternative in any Distribution Election Form.

(e)Distribution to a Beneficiary. If a Participant’s service on the Board shall terminate by reason of the Participant’s death, or if the Participant shall die after becoming entitled to distribution hereunder but prior to receipt of the Participant’s distribution, the Participant’s Designated Beneficiary shall receive the lump sum distribution, if applicable, or continue to receive the remaining installments, if applicable. If subsequently the Designated Beneficiary dies, any remaining installments will be paid or distributed to the Designated Beneficiary’s estate.

(f)Unforeseeable Emergency.   In the sole discretion of the Compensation Committee, and at the written request of a Participant, up to 100% of the balance of the Participant’s Account, determined as of the last day of the calendar month prior to the date of distribution, may be distributed to a Participant in a lump sum in the case of an Unforeseeable Emergency. Withdrawal of amounts because of an Unforeseeable Emergency shall be permitted only to the extent reasonably needed to satisfy the Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under the Plan.  The Compensation Committee, in its sole discretion, shall determine whether an Unforeseeable Emergency has occurred and shall distribute all or any portion of a Participant’s total vested Account balance as soon as practicable after such a determination.

(g)Plan Termination.  In the event of termination of the Plan, the entire balance of a Participant’s Account will be distributed to the Participant six months and one day following the Board’s resolution terminating the Plan (or at such other time or times permitted under Section 409A of the Code as the Compensation Committee shall determine in connection with such termination of the Plan).

(h)Distribution Election Form.  Any Distribution Election Form changing the distribution election of a Participant with respect to deferrals during an upcoming Plan Year shall be delivered to the Plan Administration Committee prior to the first day of such Plan Year for which it is to be effective. Notwithstanding the preceding sentence, an election made by a Participant in the Plan Year in which the Participant first becomes eligible to participate in the Plan must be made pursuant to the Distribution Election Form delivered to the Plan Administration Committee within 30 days after the date on which the Participant initially becomes eligible to participate in the Plan, and such Distribution Election Form shall be effective after the date such Deferral Election Form is delivered to the Plan Administration Committee. If the Distribution Election Form for such Participant is not delivered within the 30 day window, such election will be effective after the end of the Plan Year in which such Distribution Election Form was delivered to the Plan Administration Committee. In addition, notwithstanding the first sentence of this paragraph VI(h), if and to the extent that the Compensation Committee permits the deferral of RSUs, a Distribution Election Form with respect to RSUs must be delivered to the Plan Administration Committee not later than the time required with respect to the delivery of the applicable Deferral Election Form pursuant to paragraph IV(e)(ii) above or such earlier time as the Plan Administration Committee may require.   Any election pursuant to a Distribution Election Form shall remain in effect for subsequent Plan Years until a revised Distribution Election Form is delivered to the Plan Administration Committee (and also before the first day of the Plan Year in which the revision is to become effective) or, with respect to RSUs, such later time as may be permitted by Code Section 409A and the Compensation Committee.

(i)Subsequent Elections. A Participant who has made an In-Service Distribution or a Retirement Installment Distribution election may make one or more subsequent elections for a given Plan Year to postpone the distribution date or to change the form of payment to another form permitted by the Plan (a “Subsequent Election”). Such Subsequent Election shall be made in writing in such form as is acceptable to the Plan Administration Committee (and must be made in compliance with Code Section 409A) and must (i) provide for an effective date at least twelve months following the Subsequent Election, (ii) postpone the commencement of payment for a period of not less than five (5) years from the previous distribution date, and (iii) if the Subsequent Election relates to a payment described in Treasury Regulation Section 1.409A-3(a)(4) (payment at a specified time or pursuant to a fixed schedule), be made not less than twelve months before the date the payment is scheduled to be paid.

(j)Sub-Accounts.  Due to the possibility of different elections on the Distribution Election Form or each Plan Year or on Distribution Election Forms potentially applicable to RSUs, if the elections for a Participant change from year to year or otherwise vary, such change or variations in the elections will necessitate the Company maintaining separate sub-accounts which will total the Participant’s Account on any given date.

(k)De Minimis Distributions. If: (i) at any time the value of the Participant’s Account is not greater than $19,500 (or such other greater or lesser amount as may be specified as “de minimis” under Treasury Regulations issued pursuant to Section 409A of the Code), (ii) the payment accompanies the termination in the entirety of the Participant’s Account with the Company and all similar arrangements the Participant has with the Company Consolidated Group that would constitute a single nonqualified deferred compensation plan under Section 409A of the Code, (iii) the Participant is provided no election with respect to receipt of the lump sum payment (which may be in the form of Company Stock, as applicable), and (iv) the payment otherwise complies with Section 409A of the Code, the Compensation Committee, in its sole and exclusive discretion, may make a distribution in a lump sum of the value (or Company Stock, as applicable) of the entire Account.  If the value of a Participant’s Account is zero upon the Valuation Date of any distribution, the Participant shall be deemed to have received a distribution of such Account and the Participant’s participation in the Plan terminates.

SECTION VII - ADMINISTRATION OF THE PLAN

(a)Administration and Enforcement.  The Company shall have overall responsibility for the administration and operation of the Plan; provided that Compensation Committee must approve, in advance and in its discretion, any substitution, elimination or other change with respect to the Company Stock Fund, any deferral of RSUs pursuant to the Plan and any other matters that the Compensation Committee is to approve or determine under the Plan. The Company shall otherwise discharge its responsibility through the Plan Administration Committee, to which is delegated the Company’s overall responsibility for administering and operating the Plan, subject to the authority of the Compensation Committee under the Plan.  The Compensation Committee shall have the complete control and authority to enforce the Plan on behalf of any and all persons having or claiming any interest in the Plan in accordance with its terms.

(b)Plan Administration Committee.  The Plan Administration Committee, in its sole and absolute discretion, shall interpret the Plan, shall establish rules and procedures for administration of the Plan, including procedures for providing notice of eligibility for the Plan, the deferral and distribution elections, making available permitted deemed investment elections with respect to the Participant's Account (subject to the authority reserved under the Plan to the Compensation Committee with respect to the Company Stock Fund, RSUs and Stock Units), and the accounting rules for determining the value of a Participant's Account, and shall determine all questions arising in the administration and application of the Plan. Any such interpretation by the Plan Administration Committee shall be final, conclusive and binding on all persons.

(c)Exercise of Authority by Compensation Committee.  Any authority granted to the Plan Administration Committee may be exercised by the Compensation Committee. If and to the extent that the Compensation Committee exercises any authority granted to the Plan Administration Committee, the Compensation Committee, in exercising such authority, shall be deemed to be the Plan Administration Committee only with respect to its actions taken (including any determination made).

(d)Plan Administration Committee’s Powers and Duties.  The Plan Administration Committee shall act by a majority of its members at the time in office. Plan Administration Committee action may be taken by a vote at a meeting, by written consent without a meeting or by an orally or written (including email) expressed agreement or assent by a majority of the members without a meeting. One or more members of the Plan Administration Committee may execute any document or documents on behalf of the Plan Administration Committee. The Corporation shall accept and rely on any documents executed by said member of the Plan Administration Committee or members as representing action by the Plan Administration Committee. The Plan Administration Committee may adopt such bylaws and regulations, if any, as it deems desirable for the proper conduct of the Plan and change or amend such by-laws and regulations from time to time. The Plan Administration Committee may employ or engage and appropriately compensate accountants, legal counsel, benefit specialists, actuaries, investment advisers, Trustees, record keepers and any other plan administration service providers (whether third parties or persons employed by any member of the Company Controlled Group, “Record Keepers and Advisors”) as it deems necessary or desirable in connection with the administration and maintenance of the Plan. Such professionals and advisors shall not be considered members of the Plan Administration Committee for any purpose.  However, the Plan Administration Committee may direct one or more Record Keepers and Advisors to prepare, distribute, receive and/or accept (including with respect to items that are to be in a form or in forms prescribed by the Plan Administration, filed at times established by the Plan Administration Committee and/or that are to be filed with or accepted or acknowledged by the Plan Administration

Committee or the Company), on behalf of the Plan Administrator and the Company, written agreements, instructions, directions, other similar writings and other materials, in electronic form or otherwise, in connection with the administration of the Plan.

(e)Limitation of Liability.  No member of the Company Controlled Group, nor any officer, director or employee of any member of the Company Controlled Group, shall be liable to any Non-Employee Director, Participant, Designated Beneficiary or any other person for any action taken or act of omission in connection with the administration or operation of the Plan unless attributable to his own fraud or willful misconduct. Moreover, each Participant, Designated Beneficiary, and any other person claiming a right to payment under the Plan shall only be entitled to look only to the applicable Corporation (that granted the right to payment) (and, only with respect to distributions to be made in shares of Company Stock, also to the Company) for payment  and shall not have any right, claim or demand against any member of the Company Controlled Group other than the Company, the Compensation Committee or  Plan Administration Committee (or any member of Compensation Committee or  Plan Administration Committee), or any director, officer or employee of any member of the Company Controlled Group.

(f)Indemnification by the Company.  To the fullest extent permitted by applicable law and regulations, and subject to the Articles of Incorporation and By-laws of the applicable Corporation, each Corporation shall indemnify the Compensation Committee and the Plan Administration Committee, each of their respective members, and the Company’s officers and directors (and any director, officer or employee of a Company Controlled Group member involved in carrying out the functions of the Corporation under the Plan) for the expenses, costs, or liabilities arising out of the performance of duties required by the terms of the Plan, except for those expenses, costs, or liabilities arising out of an individual's fraud, willful misconduct or gross negligence.

(g)Reliance on Records and Reports.  The Plan Administration Committee and the Compensation Committee shall each be entitled to rely upon certificates, reports, and opinions provided by Record Keepers and Advisers employed or engaged by any member of the Company Controlled Group, the Plan Administration Committee or the Compensation Committee. The Plan Administration Committee shall keep a record of its proceedings and acts, and shall keep all such books of account, records, and other data as may be necessary for the proper administration of the Plan (and may engage one or more Record Keepers and Advisers to keep any such books of account, records, and other data for the Plan Administration Committee). The regularly kept records of the Plan Administration Committee and the Corporation shall be conclusive evidence of the service of a Participant, Compensation, age, marital status, status as an Non-Employee Director, and all other matters contained therein and relevant to the Plan. The Plan Administration Committee and the Compensation Committee, in any of its dealings with Participants hereunder, may conclusively rely on any forms, written statement, representation, or documents made or provided by such Participants.

(h)Costs and Expenses.  All the costs and expenses for maintaining the administration and operation of the Plan shall be borne by the Corporation unless the Company shall give notice (that Plan Participants bear this expense, in whole or in part): (a) to Non-Employee Directors at the time they become Participants by completion and filing of the Annual Forms; or (b) to existing Participants during annual re-enrollment. Such notice shall detail the administrative expense to be assessed a Plan Participant, how that expense will be assessed and allocated to the Participant Accounts, and any other important information concerning the imposition of this administrative expense. This administration charge, if any, shall operate as a reduction to the Account of a Participant or his designated Beneficiary, and in the absence of specification otherwise shall reduce the Account, and be charged annually during the month of January.

(i)Claim or Request for Interpretation.  Any Participant or Beneficiary claiming a benefit, requesting an interpretation or ruling, or requesting information, under the Plan, shall present the request in writing to the Plan Administration Committee. The Plan Administration Committee shall respond in writing as soon as practicable.

If the claim or request is denied, the written notice of denial shall state the following:

(i)The reasons for denial, with specific reference to the Plan provisions upon which the denial is based;

(ii)A description of any additional material or information required and an explanation of why it is necessary; and

(iii)An explanation of the Plan’s review procedure.

The initial notice of denial shall normally be given within ninety (90) days after receipt of the claim. If special circumstances require an extension of time, the claimant shall be so notified and the time limit shall be one hundred and eighty (180) days. Any person whose claim or request is denied, or who has not received a response within thirty (30) days, may request review by notice in writing to the Plan Administration Committee.

(j)Decision on Review / Hearing.  The original decision shall be reviewed by the Plan Administration Committee, which may, but shall not be required to, grant the claimant a hearing. On review, whether or not there is a hearing, the claimant may have representation, examine pertinent documents and submit issues and comments in writing. The decision on review shall ordinarily be made within sixty (60) days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be so notified and the time limit shall be extended to one hundred and twenty (120) days. The decision on review shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

(k)Exercise of  Authority by Compensation Committee.  Any authority granted to the Plan Administration Committee may be exercised by the Compensation Committee. To the extent that any permitted action taken (including any determination made) by the Plan Administration Committee conflicts with action taken (including any determination made) by the Compensation Committee, the Compensation Committee action shall control.  If and to the extent that the Compensation Committee exercises any authority granted to the Plan Administration Committee, the Compensation Committee, in exercising such authority, shall be deemed to be the Plan Administration Committee with respect to its actions taken (including any determination made.  The Compensation Committee may rely upon certificates, reports, and opinions provided by an accountant, tax or pension advisor, actuary or legal counsel employed or engaged by the Company, any other member of the Company Controlled Group or the Plan Administration Committee).

(l)Mandatory Binding Arbitration.  Any and all controversies and claims arising out of or relating to the Plan, or the breach thereof, shall be settled in the manner set forth in this Section VIII.  If (and only if) the Plan Administration Committee has made a final written determination denying a Participant's or Beneficiary's claim pursuant to paragraph VIII(d) above, such Participant or

Beneficiary may, within 180 days following the date of the Plan Administration Committee’s final written determination, refer the claim to arbitration, in which case such claim shall be settled by binding arbitration, administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall be held in Lexington County, South Carolina.  The arbitral tribunal shall consist of three arbitrators.  One arbitrator shall be appointed by each of the claimant and the defendant, and the two arbitrators shall agree on the third arbitrator.  The award rendered by the arbitrators shall be binding upon all parties concerned. This provision shall expressly survive termination of the Plan.  The arbitral proceedings shall be conducted in English and under appropriate rules of confidentiality.  Pre-hearing document discovery shall be limited to the documents relied upon by each party to the arbitration and that the inquisitorial processes of interrogatories, requests for admissions and the like issued by any of the parties to the arbitration and pre-hearing examinations of witnesses by any of the parties to the arbitration are expressly excluded.  When any dispute occurs and when any dispute is under mediation/conciliation, arbitration or any other proceedings, the parties to the arbitration shall continue to exercise their respective rights, and fulfil their obligations under all other provisions of the Plan.  Any award of the tribunal may be enforced by any court having jurisdiction over the party against which the award has been rendered, or wherever assets of that party are located and all costs shall be borne by the party against whose interest the arbitration is adversely determined.

NO PARTICIPANT, OTHER NON-EMPLOYEE DIRECTOR, BENEFICIARY OR OTHER PERSON SHALL HAVE, AND BY SUBMITTING ANY DEFERRAL ELECTION FORM OR OTHER FORM PURSUANT TO THE PLAN EACH PARTICIPANT AND OTHER NON-EMPLOYEE DIRECTOR (ON BEHALF SUCH PARTICIPANT OR OTHER NO-EMPLOYEE DIRECTOR AND THEIR RESPECTIVE BENEFICIARIES) IRREVOCABLY AND ABSOLUTELY WAIVES, THE RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION, OR PROCEEDING BROUGHT BY A PARTICIPANT, OTHER NON-EMPLOYEE DIRECTOR, BENEFICIARY OR OTHER PERSON ARISING OUT OF OR RELATING TO THE PLAN OR ANY MATTERS CONTEMPLATED HEREBY, AND EACH PARTICIPANT, OTHER NON-EMPLOYEE DIRECTOR, BENEFICIARY OR OTHER PERSON SHALL TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

SECTION VIII - AMENDMENT OR TERMINATION

(a)Amendment of Plan.  The Board may at any time amend the Plan in whole or in part, provided, however, that no amendment shall be effective to decrease the balance in any Account as accrued at the time of such amendment.  Any amendment pursuant to this Section VIII shall be performed in a manner consistent with the requirements of the Code.

(b)Termination of Plan.  The Board may at any time terminate the Plan with respect to future deferrals. The Board may also terminate the Plan in its entirety at any time for any reason, including without limitation if, in its judgment, the continuance of the Plan, the tax, accounting, or other effects thereof, or potential payments thereunder would not be in the best interests of the Company. Upon termination of the Plan, no further deferrals of Retainers, Meeting Fees or RSUs shall be permitted; however, earnings, gains, and losses shall continue to be credited to the Accounts of Participants in accordance with Section V until such Account balances are fully distributed. Any termination pursuant to this Section VIII shall be performed in a manner consistent with the requirements of Section 409A of the Code.

SECTION IX - GENERAL PROVISIONS

(a)No Claim to Assets.  The Plan at all times shall be unfunded. The Plan is intended to be a nonqualified unfunded plan of deferred compensation without plan assets and any ambiguities in its construction shall be resolved in favor of an interpretation which will effect this intention. The Corporation may, but shall not be required to, segregate assets in trusts or otherwise, for the payment of benefits under the Plan. The right of a Participant or a Beneficiary to receive a benefit hereunder shall be an unsecured claim against the general assets of the applicable Corporation (that granted the right to payment under the Plan), and neither the Participant nor a Beneficiary shall have any rights in or against any specific assets of any member of the Company Controlled Group. All amounts credited to Accounts shall constitute general assets of the applicable Corporation and be subject to the claims of the general creditors of the applicable Corporation.   Nothing contained in the Plan shall be deemed to create a trust of any kind or create any fiduciary relationship between any member of the Company Controlled Group and the Participant, Designated Beneficiary, other beneficiaries of the Participant, or any other person claiming though the Participant. Funds allocated hereunder shall continue for all purposes to be part of the general assets and funds of the applicable Corporation and no person other than such applicable Corporation shall, by virtue of the provisions of the Plan, have any beneficial interest in such assets and funds. The creation of a grantor trust (a so called “Rabbi Trust” and the trustee thereof, the “Trustee”) under the Code (owned by and for the benefit of the applicable Corporation) to hold such assets or funds for the administrative convenience of the applicable Corporation shall not give nor be a representation to a Participant, Designated Beneficiary, or any other person, of a property or beneficial ownership interest in such trust assets or funds even though the incidental advantages or benefits of the trust to Plan Participants may be communicated to them.

(b)No Guaranty.  Nothing contained in the Plan shall constitute a guaranty by the Company, any Participating Subsidiary, the Committee, the Plan Administration Committee, or any other person or entity, that the assets of the Company or a Participating Subsidiary will be sufficient to pay any benefit hereunder. No Participant or Beneficiary shall have any right to receive a distribution under the Plan except in accordance with the terms of the Plan.

(c)Plan Does Not Create a Right to Serve as Director.  Establishment of the Plan shall not be construed to give any Participant the right to be retained as a member of the Board or any Subsidiary Board.

(d)No Transfer, Assignment or Attachment.  No interest of any person or entity in, or right to receive a distribution under, the Plan, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

(e)Applicable Law.  The Plan shall be construed and administered under the laws of the State of South Carolina, except to the extent preempted by federal law.

(f)Payments to Guardian.  If any person entitled to a payment under the Plan is deemed by the Company to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefore shall have been made by a duly appointed guardian or other legal representative of such person, the Company may provide for such payment or any part thereof to be made to any other person or institution that is contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Corporation, the Compensation Committee, the Plan Administration Committee and the Plan therefor.

(g)Business Combinations.  The Plan shall be continued, following a transfer or sale of assets of any applicable Corporation, or following the merger or consolidation of such applicable Corporation into or with any other corporation or entity, by the transferee, purchaser or successor entity, unless the Plan has been terminated by the Company pursuant to the provisions of Section VIII prior to the effective date of such transaction.

(h)Procedure if Participant Cannot be Located.  Each Participant or Beneficiary shall keep the Plan Administration Committee informed of the Participant’s current address. The Plan Administration Committee shall not be obligated to search for the whereabouts of any person. If the location of a Participant is not made known to the Plan Administration Committee within three years after the date on which payment of the Participant’s benefits under the Plan may first be made, payment may be made as though the Participant had died at the end of the three year period. If, within one additional year after such three year period has elapsed, or, within three years after the actual death of a Participant, the Plan Administration Committee is unable to locate any Beneficiary of the Participant, then the Corporation shall have no further obligation to pay any benefit hereunder to such Participant, or Beneficiary or any other person and such benefit shall be forfeited. If such Participant, or the Participant’s Beneficiary or any other person, subsequently makes a valid claim for distribution of the amount forfeited, such amount, without gains or earnings thereon that arise after the date on which payment of the Participant’s benefits under the Plan may first be made, shall be distributed to such Participant or the Participant’s Beneficiary or such other person pursuant to Section VI.

(i)Claims for Breach or Violation.  No member of the Board, the Compensation Committee or the Company Controlled Group, and no officer, employee or agent the Plan Administration Committee, the Company or any member of the Company Controlled Group shall be liable to any member of the Board, Participant, Designated Beneficiary or any other person for any action taken or act of omission in connection with the administration or operation of the Plan unless attributable to such person’s or entity’s own fraud or willful misconduct.  Moreover, each Participant, Designated Beneficiary, and any other person claiming a right to payment under the Plan shall only be entitled to look to the applicable Corporation (that granted the right to payment under this Plan) (and, only with respect to distributions to be made in shares of Company Stock, also to the Company) for payment, and shall not have any right, claim or demand against the Compensation Committee or the Plan Administration Committee (or any member of the Compensation Committee or the Plan Administration Committee), any director, officer, employee or agent of the Company or of any other member of the Company Controlled Group. In the event of any breach or other violation of any term of the Plan, neither the Company nor any other member of the Company Controlled Group, nor any of their respective directors, officers, employees or agents or any other person shall be liable to a Participant, Beneficiary or any other Non-Employee Director for any punitive, consequential, special or other damages under or in connection with any breach or other violation of, under or in connection with, the Plan, and the Participant’s, Beneficiary’s or other Non-Employee Director’s sole and exclusive remedy shall be only such Participant’s, Beneficiary’s or other Non-Employee Director’s actual damage (if any) directly resulting from such applicable breach or other violation, if any.

(j)Decrease in Account Value.  Each Participant and Designated Beneficiary assumes the risk in connection with any decrease in the value of the Participant’s or Designated Beneficiary’s Account.

(k)Notices.  Any notice under the Plan shall be in writing, or by electronic means, and shall be received when actually delivered, or mailed postage paid as first class United States Mail. Notices shall be directed to the Company at its principal business office at 1101 First Street South, Suite 202, Winter Haven, Florida 33880 (or as updated by written notification by the Plan Administration Committee), to a Non-Employee Director at the address stated in the Participant’s Deferral Election Form or as updated by written notification to the Plan Administration Committee, and to a Beneficiary entitled to benefits at the address stated in the Participant’s Designated Beneficiary Form, or to such other addresses any party may specify by notice to the other parties.

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IN WITNESS WHEREOF, this Plan has been executed on behalf of the Corporation effective as of the 1st day of October, 2020.

SOUTH STATE CORPORATION

By:
Title: